Nuvve
Third Quarter 2021 Financial Results Transcript
November 11, 2021
Eduardo Royes, ICR:
Thank you. On today's call are Gregory Poilasne, chief executive officer, and David Robson, chief financial officer of Nuvve. This morning, Nuvve issued a press release announcing its third quarter 2021 results. Following prepared remarks, we will open up the call for questions. Before we begin, I would like to remind you that this call may contain forward-looking statements. While these forward looking statements look like Nuvve's best current judgment, they are subject to risks and uncertainties that could cause actual results to differ materially from those implied by these forward-looking projections. These risk factors are discussed in Nuvve's filings with the SEC and in the earnings release issued today, which are available on our website. Nuvve undertakes no obligation to revise or update any forward-looking statements to reflect future events or circumstances. With that, I would like to turn the call over to Gregory Poilasne, CEO, Nuvve, chief executive officer of Nuvve. Gregory?

Gregory Poilasne, CEO, Nuvve:
Thank you, Eduardo, and good morning everyone. Thanks for joining us today to discuss our results for the third quarter. World leaders have been gathering in Glasgow, Scotland discussing and debating difficult solutions we, as global citizens, must implement to prevent the impact from climate change. Transportation electrification is usually among the highest priority as this is close to 30% of US greenhouse gas emissions. In electrifying transportation, we believe vehicle-to-grid technology represents a mission-critical solution and it allows us to utilize electric vehicles much more efficiently and cost effectively and for the public growth and grid support while vehicles are parked. In doing so, vehicle-to-grid alleviates the need for us to deal as much as 40% more electric power generation capacity to support transportation electrification. It also provides a means for us to increase the economic value of renewable, helps flatten load curve and helps deliver energy equity. Before I go over our latest developments, I want to share how thrilled we are about the 1.2 trillion bipartisan Infrastructure Bill that the US House of Representatives passed on November 5th. This set aside 7.5 billion to create a nationwide network of EV charging stations and expedite the adoption of electric cars in [inaudible]. 7.5 billion for electric buses and 65 billion on an investment in clean energy and renewables for the nation's electricity grid and promises to create a more resilient system. The bill also contains opportunities for grant funding, for installation of V2G infrastructure. These are all markets to be exposed to leverage as we continue to execute on our mission at Nuvve, we are incredibly excited about all the work that we have underway and the important partnership we are building in a variety of segments across the broader EV ecosystem. We continue to roll out our proprietary vehicles to grid technology and services and advanced our mission of rectifying the planet through our intelligent energy platform. It has been a very busy year for Nuvve. Since entering the public market at the end of March this year, we have already made tremendous progress. To name a few of our highlights, in May we introduced our V2G hub model. This serves EV fleets, combining energy from multiple EV batteries from virtual power plants to generate energy, to be sold back to the grid and provide services that help with grid stability, predictability, and resiliency. Shortly after that, we followed with the announcement of our legal mobility transaction with Evolve and closed that transaction in the third quarter. As you know, Nuvve is delivering turn key fleet of service solutions for all types of vehicles that we believe can facilitate a much more rapid transition to EV. The $750 million that can be scaled up to 1 billion is an adjusted amount committed to support that electrification. Over the past several months, we have also formed and continued to advance our partnership with Bluebird Corporation, the leading independent designer and manufacturer of school buses. The first electric school buses produced by Bluebird with our V2G technology were delivered earlier this year in [inaudible]. We are also now providing our fleet service offering through Bluebird's nationwide distribution network, enabling their customers and dealers to have access to fully financed electric school buses along with associated charging infrastructure services and energy management. Yesterday, we announced the latest advancement in our partnership with Bluebird, an agreement for Nuvve to install up to 200 charging stations with dual dispensers for up to 400 buses at the Bluebird delivery facility in Georgia, which will create a V2G hub that allows us to access energy storage assets while waiting to be transported around the country. I will speak more about that shortly. Since March, we have continued to form and expand partnerships and sign new customer contracts with companies planning, EV feed owners, utilities, and EV OEMs. And our progress continued in the third quarter with new partnerships across a wide range of market segments including commercial fleets, buses, current purchasing, consumer vehicles, as well as utilities. This is exciting because we are continuing to expand the initial area of focus, shining new light on the tremendous potential we have in front of us. Key partnerships and contracts we completed during this third quarter and in recent weeks include, first a completely awarded contract with SourceWell, an incorporated purchasing agreement organization. Through this awarded contract, government education and nonprofit entities can leverage Nuvve technology and expertise to better manage their EV assets and future-proof their investments. Next, in October, we announced the first of a kind V2G partnership in Iberia with Wallbox, designed to reduce mounting pressure on the grid and offer users significant financial incentives. The partnership will incorporate Wallbox engineering hardware named Quasar, who was the first DC bidirectional home charger into our patented V2G software technology platform GIVe. In addition to reducing energy cost, Nuvve's V2G technology can help users transition to a more sustainable lifestyle that is helping minimize their carbon footprint. By optimizing the charge and discharge base of the CO2 intensity, users can help offset CO2 emissions by an average of 250 kg per car, per year. The partnership comes at an opportune time when pressure on the grid is rapidly rising in the [inaudible], where household energy prices have risen by 35% over the last year. Giving residents access to the cutting edge technology allows EV users to compound the positive effects of their investment in zero emission vehicles and contributes to a cleaner planet. Turning next to an update on our business in Denmark, where we operate through our subsidiaries, we continue to see the value and economic viability of vehicle to grid technology, which has been successfully demonstrated and deployed in areas where the global market conditions. We also are pleased to share we've had five years of V2G operation in that country. We also have a few updates regarding our Levo mobility JV. Levo recently announced a partnership with BYD, a leading EDOEM. As part of the collaboration we will integrate our vehicle to grid technology with a mix of BYD electric vehicles and jointly deploy up to 5,000 EVs over the next five years. By integrating our vehicle to grid platform with a variety of middle and heavy duty electric fleets. We can introduce these vehicles to the grid in a much more intelligent and sustainable way, help integrate more renewable energy resources and ultimately accelerate the reduction of unforced CO2 emissions. We're excited about this partnership and look forward to growing it and delivering revenue in the near future. We also continue to build out the leadership team at Levo, and during the third quarter, a new chief commercial officer, a new chief operating officer and chief strategy officer were brought on board. These executives have impressive skill sets and experience that will help accelerate Levo's mission and drive further opportunities for growth. And now, I'd like to circle back to our latest announcement with Bluebird from yesterday. This will be the first of the kind V2G hub with many more to come. V2G hubs are the future of electric charging. We have to introduce EV to the grid in a smart, integrated way, and our intelligent energy platform allows us to do that by transforming electric vehicles into energy storage assets. Our hub model centralizes renewable energy generation bidirectional EV charging stations and a suite of EV services while providing financing options to purchase EVs. This combination of centralized charging infrastructure and end-to-end fit support services, make it easier for fleet to electrify by reducing larger front technical costs; while our V2G technology reduces the cost of fleet ownership, by enabling fleet vehicle batteries to store and sell energy and grid services, including from renewable sources, back into the grid. We are thrilled to announce our first partnership to make this vision come true. As I noted earlier, with this agreement with Bluebird, we will install up to 200 charging stations with the dual dispensers for up to 400 buses at the Bluebird delivery facility in Georgia, where electric buses coming out of the production line will be stored. I'd like to provide some additional detail on this agreement, which is a good model to use as we consider the potential of new partnership opportunities for Nuvve. I'm going to speak about megawatts under management, which is a metric we use to quantify the aggregated amount of electric power capacity from our deployment of V2G chargers, V1G chargers, and stationary battery that Nuvve controls and can supply under ideal conditions. I will also speak to revenue per kilowatt year, which is a negotiated amount paid by utilities for providing grid services. With 400 buses, the new system will create a capacity of up to 25 megawatts under management. Revenue per kilowatt year paid by utilities for providing services to the grid can range from approximately $85 to $300 based on what we've seen in the market and depending on the region. At the low end of the range with 25 megawatts under management, there is potential to generate an excess of $2 million in recurring grid services, revenue annually for the VTG hub as the Bluebird facility, when fully deployed. Of course, we expect a ramp up period before we reach full capacity of product buses, but this provides a good picture of the potential. We anticipate finishing installation of the charging station at the Bluebird facility by the end of next year, with the ability to begin generating grid services from here in 2023. Further, the contract term with Bluebird is for 20 years. And we see opportunities to continue expanding the partnership as the company continues its efforts for its electrification. David will speak in more detail about our megawatt under management and potential vehicle to grid services, service revenue, as he discusses our backlog. To sum things up, we are extremely pleased with the partnerships we've created, the new contracts we've signed, and the continued progress we are making. As we have discussed previously, the transition to electric fleets is among the largest microeconomic shift we’ve experienced in our lifetime and the market for V2G is over trillion dollars. Our vehicle to grid technology and services help make electric vehicles more affordable, catalyze EV adoption, and helps integrate renewable energy. In essence, we are bridging the gap between transportation and energy. We are continuing to roll out the V2G charging stations, building a network of infrastructure to expand the use of our technology and services, which over time will generate significant long-term revenue with a high degree of visibility. We're increasing, megawatt under management. We have a growing backlog and an even faster growing pipeline as a result of strong demand and the contracts we've signed with key customers, all of which are strong indicators of future revenue potential. We are well positioned to capture the tremendous opportunity ahead of us in the market. Let me now turn the call over to David.

David Robson, CFO, Nuvve:
Thanks, Gregory. I want to echo Gregory's sentiment that we are very pleased with the progress we are making that will drive future revenue over the long term. In the third quarter, we generated total revenues of $1.2 million compared to, 1.3 in the third quarter of 2020. This was a decrease of 13.3% primarily due to a declining grant revenues offset by higher charger sales. During Q3 of last year, we earned revenues on a grant project in Japan that was non-recurring; compared to the second quarter of 2021, our revenues increased by 19% percent. Product and service revenues through the third quarter of 2021 represented 59% of total revenues compared with 33% in 2020. We expect product and service revenues will continue to become a larger mix of our business and grant revenues will be a smaller mix. Margins on products and service revenues was 43.2% for the third quarter compared to 94% for the third quarter of last year. This year over year change in margins was a result of a change in sales mix of DC chargers, AC chargers, and engineering services. DC charger gross margins generally range from 20% to 25%, AC charger gross margins are approximately 50% and engineering service gross margins are 100%. Total SG and A, and R and D expenses were 8.2 million for the third quarter of 2021 compared to 7 million in the second quarter of 2021 at 2.1 million in the third quarter of 2020. This increase over the second quarter of 2021 was primarily attributable to increased payroll expenses, recruiting fees, and incremental expenses associated with Levo. Levo incurred half a million dollars in operating expenses during the third quarter. Other income and expense increased by $432,000, from $46,000 of income for the three months ended September 30th, 2020 to $478,000 of income for the three months ended September 30th, 2021. Other income and expense included private warrants, which are revalued each quarter based on closing stock price and resulted in $556,000 of income for the quarter. Preferred dividends associated with the issuance of $3.1 million of Levo preferred shares was accrued at $39,000 during the quarter and subsequently paid in October and accretive was accrued at a hundred thousand dollars during the quarter. Accretion represents the difference between the estimated future redemption price value of the outstanding preferred shares and the carrying value of the shares. Net loss attributable to these common stockholders for the third quarter was 7 million compared to 0.7 million for the third quarter of 2020. Now turning to our balance sheet, we had approximately 40.7 million in cash as of September 30th, 2021, and remain in a strong position with the funding from the transaction and our pipe investors. Inventory increased to 6.2 million at the end of the third quarter from 4.2 million for the sequential second quarter. This increase was due to the receipt of four electric school buses, which we intend to lease to several school districts along with the additional inventory build of high power DC chargers. Given existing industry wide supply chain constraints, we intend to carry higher inventory levels in the coming quarters; and we have entered into purchase commitments with key suppliers to help ensure that we have sufficient inventory on hand to meet customer demands. During the quarter, we capitalized 3.1 million in deferred financing costs associated with the $150 million capital commitment available to Levo. These costs will be amortized to additional paid in capital as we deploy capital. To pay for these transaction costs, Levo issued 3.1 million of preferred shares to Stonepeak and Evolve. The preferred shares were classified as mezzanine equity of $2.6 million and the balance of $0.5 million as a derivative liability non-controlling shares. The preferred shares were classified outside of permanent equity on the balance sheet as mezzanine equity, as a result of the contingent put right redemption features available to the preferred shareholders. We determined that the redemption features embedded in the preferred shares are required to be accounted for separately as a derivative liability from the redeemable preferred stock because its economic characteristics and risks are considered more akin to a debt instrument and therefore not considered to be clearly and closely related to the economic characteristics of the redeemable preferred shares. During the quarter, we used 10.1 million in operating cash flows, of which 5.6 million resulted from a net loss, excluding non-cash charges; and the balance of 4.5 million primarily resulted from higher working capital used to increase inventory levels and paid for the transaction costs associated with Levo. We generated 2.6 million in cash from financing activities during the quarter, which included $3.1 million in cash from the issuance of preferred shares. We used financing cash flows of 0.5 million for the transaction costs related to Levo's formation. Now, to discuss our megawatts under management and estimated future grid service revenues. Megawatts under management is a metric we use to quantify the aggregated amount of electrical capacity from the deployment of our V2G chargers, V1G chargers, and stationary batteries that Nuvve manages and can supply under ideal conditions. Currently, our megawatts under management include chargers and batteries located throughout the United States, Europe and Japan.

During the third quarter, we added 5.5 megawatts under management increasing our total megawatts under management to 12.4 from 7.9 megawatts at the end of the second quarter, representing an increase of 79.7%. The 12.4 megawatts under management was comprised of 1.4 megawatts DC chargers, 3.9 megawatts from AC chargers, and 7.1 megawatts from stationary batteries. At the end of the third quarter, 4.1 of the 12.4 megawatts under management included customer agreements, allowing you for a Nuvve to earn future grid service revenues. As we continue to sign agreements, like the one with Bluebird, which create future V2G hubs, we will further expand our megawatts under management. As Gregory mentioned, we expect the hub at the Bluebird facility will bring an additional 25 megawatts under management over time and we expect to begin generating revenue from this deployment in 2023. This brings me to estimated future grid service revenues associated with our megawatts under management and megawatts to be deployed; which is based upon a combination of contracted grid service revenues, and merchant exposed revenues. Contracted grid service revenues results from negotiated per kilowatt year to be paid by the utilities. Merchant exposed revenues is projected based on a number of factors and inputs including the types of vehicles connected to our network, the expected uses for those vehicles, the length of term of the customer agreement and the geographies of the deployments. As Gregory mentioned, depending on the geographic regions of our deployments, the grid service revenue opportunities will vary. Currently in the markets where we are focused, we are seeing these grid service revenues ranging between $85 per kilowatt year up to $300 per kilowatt year. These revenues include a combination of contracted services and merchant exposed services. Given the long term nature of our customer deployments, these revenues are generally recurring over a period of 10 to 12 years. As we expand the number of charger deployments and increase our megawatts under management, our ability to earn future grid service revenues will continue to grow. Going forward, we will provide periodic updates to our megawatt management and ranges of revenue per kilowatt year we are seeing in the marketplace. We have posted a presentation to our industrial relations website with more detail on these metrics. We hope today's discussion was helpful and look forward to discussing any questions you may have today or in future discussions. And now, I'll turn the call back to Gregory.

Gregory Poilasne, CEO, Nuvve:
Thanks, David. While it is still early in our journey, we're making significant progress executing on our mission to accelerate the electrification of transportation to our proprietary vehicle-to-grid technology and services. We continue to be very pleased with the momentum across our business and the solid foundation we are building through our expanded partnerships and increasing customer contracts. While adoption will take time, our backlog, pack line and megawatts under management are robust and growing, which is a strong indication of future revenue we will generate while delivering value to our customers and shareholders. We look forward to continuing to update you along the way as we dive further into our journey. With that, I will now turn it back over to the operator to begin the question and answer session. Operator?

Q&A
Operator:
The first question comes from the line of Eric Stine with Craig Irwin, ROTH-Hallam. You may proceed with your question.

Aaron Spychalla, Craig-Hallum:
Yeah. Good morning. It's Aaron Spychalla for Eric. Thanks for taking the questions. First, for us, on the BYD, can you just provide maybe a little more details on kind of expected timing as we look out over the next five years on how that might roll out? And then maybe talk a little bit about how that might be jump-starting things in the market with other OEMs looking to gain traction there.
Gregory Poilasne, CEO, Nuvve:
Yeah. I mean, we... Aaron, Gregory here. We are looking at a portfolio of vehicles. We are actually... We have some projects underway with BYD on the East Coast. And so now we have engaged in... The first phase is always a technology integration, right? You make sure that 1) the vehicles and the charging stations are all able to talk to the platform. And then 2) we go through the qualification of that implementation. But in parallel, we also have some commercial deployments that are underway, like [inaudible] structures, an interesting category of vehicle that we talked about in the past. So that would be one example.
Aaron Spychalla, Craig-Hallum:
All right, thanks for the color there. And then maybe you second on Wallbox, can you maybe talk about some initial traction there and kind of the planned roll-out? And then just kind of help frame the opportunity there, and kind of how you see that contributing to the P&L over the next handful of years?
Gregory Poilasne, CEO, Nuvve:
Yeah, I think this is very interesting, right? Because this is a market that has been closed so far for grid services. When I say closed, I mean it was limited to basically large Ford plants in order to provide those grid services. They have been changed recently. We have a project right now in Spain with different partners where we are helping setting up the regulatory environment. And we've done that many times over in our history. And so, two aspects are very important. One is opening a market where we'll be able to access a different value chain, going from providing ancillary services all the way to basically providing a vehicle-to-home type of services, the whole range. And the other thing that's interesting to me is that the partnership with robot research, that this will address the consumer market. Which so far, as we've always said, we've been very, very focused on the fleet market. We obviously are not underestimating the consumer market. We've already said also that we will do that with partners. And this is a perfect example on how we are executing our strategy as it relates to expanding across a variety of segments and to focus on our core competency, which is aggregating the vehicles, making sure they're ready for the drivers, while delivering our commitment to the grid and while protecting the battery at the same time.
Aaron Spychalla, Craig-Hallum:

Good, good. And then if I can sneak one more in, just maybe on the competitive environment, I mean, obviously you're starting to win a lot more bids. Can you just kind of talk about what you're seeing there, why you're winning? I know there's a lot of guys in the market that talk about V2G but aren't really at the end of the day. So, maybe just kind of talk about that a little bit further.
Gregory Poilasne, CEO, Nuvve:
Yeah. And that's very exciting to me, right? Because on the one hand, as you said, V2G is a subject that is now becoming at the heart of EV deployment. There's an awareness that is building, that EV deployment could have a significant cost if it's not done in a smart way. Now, the benefits we have is that our technology, what studies we developed in 1996, with the products that we attempted at the University of Delaware, during all this time, there has been significant work in order to develop the technology and then to deploy it around the world. We've also, when I started EV at the University of Delaware, I developed some very key IT around the implementation that we attempted and developed. And that IT was based on the working platform because in 2009, that platform had started to participate into great services in the PGM region. Since that, we've been building more and more services. We, I think, have an understanding that everybody else has. And I think it is why we are recognized as a V2G leader around the world, not just here in the US, but also as we were just now discussing, in Europe, either in the Nordics, through our joint venture with the EDF, in UK, France, Belgium, and Germany, or in the [inaudible] Peninsula, as well as the department that we have and the work that we've been doing with Toyota, to show an early investor in the organization in Japan. So I think all those reasons are making us be the leader. And because we just have more experience, we have a much deeper understanding on how all those things have to work together.
Aaron Spychalla, Craig-Hallum:
Understood. Again, congrats on the progress. You know, a lot of real exciting developments. I'll hop back into queue. Thank you.
Gregory Poilasne, CEO, Nuvve:
Thanks, Aaron.
Operator:
Ladies and gentlemen, if you would like to ask a question, please press star-one on your telephone key pad. One moment while we pull for questions. Our next question comes from the line of Craig Irwin. You may proceed with your question.
Craig Irwin, ROTH:
Good morning, and thanks for taking my questions. So, Gregory, I wanted to start with the financial impact of Levo on the P&L, right? So, this is the quarter you closed the partnership and really started... You mentioned half a million dollars impact in the quarter. Is it fair to take the August 4th start date and approximate a run rate of around three quarters of a million, a quarter, in expenses? And then can you maybe share with us what the cost was prior to August 4th to set up and initiate this joint venture?
Gregory Poilasne, CEO, Nuvve:
I will let David address these questions.
David Robson, CFO, Nuvve:

Yeah. Hi, Craig. I think our expenses that we said, which were half a million this quarter, it'll be about that amount in the fourth quarter, maybe a little bit more, so running at half a million, maybe $600,000 in the fourth quarter.
Craig Irwin, ROTH:
Okay. Excellent. And then cash expenses in front of the official launch, were there any expenses you can call out?
David Robson, CFO, Nuvve:
Yeah. You can see those that we capitalize included in deferred financing costs. So, the total amount was around four million dollars.
Craig Irwin, ROTH:
Okay. Excellent, excellent. Then 200 buses, 25 megawatts, you're obviously looking at 125 kilowatts a bus, and that seems to be what most of the school districts would probably ask for. When we step back and look at the bigger picture, the total Levo joint venture, if it does satisfy the $750 million entirely with school buses... And President Biden seems to be doing the right things, but I know Levo has other customers as well. But just assuming it's school buses, that means you could have as much as 375 megawatts under management once it's fully invested. I mean, is that a reasonable expectation? Or should we be potentially looking at smaller batteries and a broader mix to generate a slightly lower megawatt number?
Gregory Poilasne, CEO, Nuvve:
You know, I mean, I think the trend we've seen so far is the battery that's on the school bus, I think, is the heart of the question. The Blue Bird school buses have a battery of 155 kilowatt hours. I think this is serving most of the routes. Now, you have routes sometimes that are slightly longer or special trips that would be needed to be covered. And so, I think we're still on the low side of the size of the batteries. I think 200 kilowatt hours, maybe more than that, might be... This is where we think the numbers are going to be, which is why we decided on that deployment to go with 125-kilowatt charging stations. Now, keep in mind, those have two dispensers on those. So, the first implementation will be a switch. So it will be 125 on one side and 125 on the other side. But still it gives us a little bit more flexibility in how we are using the current buses or buses that are going to be running at 200 kilowatt hours. I think between 200 and 300 kilowatt hours, that's probably where all the school buses would end up. But you're right. I mean, hey, there's 480,000 school buses in the US. If you add 60 kilowatts on that, that's 25 gigawatts. If you consider a hundred dollars per kilowatt year, that's $3.5 billion of great services that those vehicles would be able to provide. And so, this is why we are here, right? There's a gigantic market. We are at the bottom of the hill. I think we are putting all the partnerships in place in order to support our vision. And we are executing on it. We are extremely focused on education. And I hope this blueprint that we've been putting together will help us to expand. But finally, V2G is at the heart of many players, as Aaron was saying. And it's at the heart of the infrastructure bill as well. And so that's really what's very exciting for us, is we look at now all those vehicles are potential revenue generation sources for us.
Craig Irwin, ROTH:

Thank you. So, I talked to Blue Bird about this a number of weeks ago. They had suggested that working with [inaudible] and putting these systems in their manufacturing facility would allow them to hold inventory of EV school buses and to condition and exercise the batteries so that the battery is not impaired from sitting idle for months, while the full batch of buses is prepared for delivery. Would you expect full participation of these vehicles in grid services while they're parked in the lot, as they bring vehicles off the line and they wait for their full allocation of different customer orders so they can deliver? Or is there potentially maybe a percentage of participation that we could see, given that the functionality will be used for a couple different things?
Gregory Poilasne, CEO, Nuvve:
So, now there are a variety of grid services. I think this is what you're aiming at also, right? The grid service and the capacity. As we talked about here, the two million dollars of annual revenue is based on an $80 to $85 per kilowatt year. This is very much in the low end of the range that we see. And that means a limited amount of discharges that would happen at very specific times, especially when you have current example peaks, for example, on the system. Usually those go with like maybe [inaudible] discharge a year or less. So, it's not as if it's extremely straining on the battery, because it's a limited number of discharges that you do every year.
Craig Irwin, ROTH:
Understood. Yeah, no, that's perfect. That's perfect. So then if I could ask a question about timing, right? So, I know Phil Horlock was very excited about the opportunity in EVs and the support from President Biden, and what this is really going to mean for our children in different school districts across the US. Can you talk about the probable timeline for the hardware installations and the revenue recognition around that?
Gregory Poilasne, CEO, Nuvve:
Yeah. And the installation, as we said, you know, with the whole setup will happen sometime in 2022, probably toward the end of 2022. And we are targeting to be up and running in early 2023. And the model we have is a limited number of buses initially and a scale that goes all the way to the 400 spot that we'll be covering on the parking lot. So, there is a timeline and a roll-out that goes between end of 2022 for the full installation, and then 2023 to 2025 in order to fill up all these spots. And then we've reached full capacity. This could go faster, but we wanted to have a conservative approach. I think your question goes along the line of we considered potentially trying to recognize more of this deployment early, but two things: One is our co-op is really the vision of hubs as a long-term, recurring revenue that develops with social diplomacy. In this case, it's 20 years now with two million plus dollars per year of revenue on that specific site, potentially being a lot smaller than that. So, and the other piece is that there's still quite a bit of uncertainty on supply chain. The good news is we have inventory of charging stations, and we've been very careful in placing orders early on. But there is still some uncertainty in delivery, and therefore this is also why we didn't see the need of trying to recognize as much as possible up upfront, but rather to go on the path of building and helping our investors understand the true core business model, this recurring revenue that we are able to build, and not based on the cost of the infrastructure and dimensions, but on the value that those assets are providing to the grid.

Craig Irwin, ROTH:
Thank you for that. I'll take the rest of my questions offline. Congratulations on this progress with Levo.
Gregory Poilasne, CEO, Nuvve:
Thank you.
Craig Irwin, ROTH:
Thanks Greg.
Operator:
Ladies and gentlemen, we have reached the end of today's question and answer session. I would like to turn this call back over to Gregory for closing remarks.
Gregory Poilasne, CEO, Nuvve:
Thank you. I want to thank everybody on the call today. I think, again, what I need to emphasize is this hub, which is really at the heart of our strategy. And the first one with Blue Bird is really the blueprint of the deployment that we are targeting, and not just in parking lots of manufacturers, but also in [inaudible] and other places. And I hope that we'll be able to share some progress on further deployments that we are working on in the near future. Now, to look really at the size of the business, we've talked about the school buses. But when we look globally at all the vehicles and the target that we have of converting vehicles into electric vehicles, 2040 could be a time where we have 3000 [inaudible], if you were to account for seven kilowatts per consumer vehicle. And if you consider again a hundred dollars per kilowatt year, that's a market of about $420 billion. If you consider $240 per kilowatt year, that's $840 billion market size. And so we have a gigantic market in front of us. We have very exciting opportunities. We have been very focused on fleet. As I shared with you, we are also starting to look into the consumer space at the same time with a different power approach than anybody else because of the capabilities of our platform. So we are very, very excited of the progress, and we look forward to sharing more about our progress in the near future with you. Thank you very much.
Operator:
This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation, and enjoy the rest of your day.